February 12, 1998



VIA HAND DELIVERY
Mr. Chris Wraight
12 Birchwood Drive
Southborough, MA 01772

Re:   Employment with Spectrum Information Technologies, Inc.
      ("Spectrum")

Dear Chris,

      I am writing to confirm our agreement that Spectrum has offered and you have accepted employment as Vice President - Marketing commencing on February 27, 1998 (the "Start Date") on the following terms. You will be paid in accordance with Spectrum's regularly scheduled payroll a base salary of $125,000.00 per annum. You will be eligible for a bonus in an amount up to 50% of your base salary based on your satisfactory completion of mutually defined performance objectives for the fiscal year ended March 31, 1999. In addition, subject to ratification by the Compensation Committee of Spectrum's Board of Directors, you will be awarded an option to purchase 10,000 shares of Spectrum Common Stock to vest in equal quarterly installments during the fiscal years ended March 31, 1999 and 2000, respectively, and an additional option to purchase 10,000 shares of Spectrum Common Stock based on the achievement of mutually defined performance objectives during such years. You will be entitled to a severance payment of (3) month's base salary in the event that your employment is terminated for any reason other than just cause, which for purposes of this agreement shall be defined as dishonesty, willful misconduct, gross negligence or failure to discharge fully and faithfully and to the best of your ability the duties imposed on you.

      As Vice President - Marketing, you will be required to attend and participate in meetings of Spectrum's Board of Directors as directed by Spectrum's Chief Executive Officer. Generally, your performance will be reviewed on each anniversary of your Start Date, however, your initial performance review will be held six (6) months from your Start Date. Upon achievement of a satisfactory initial performance review, based on mutually defined performance objectives, you will be recommended for appointment as an executive officer of Spectrum.

      Additionally, you are entitled to receive any and all benefits generally available to Spectrum executives. These benefits include: Medical, Dental, Life, Dependent Life, Accidental Death and Dismemberment, Short and Long Term Disability and participation in a 401(k) plan. These benefits, other than the 401(k) plan, are available on the first of the month following 60 days of employment. The 401(k) plan becomes available with the first payroll following 6 months of employment.

      As a condition of your employment, you agree to abide by Spectrum's rules and policies that are in place and as may be adopted from time to time, copies of which are enclosed.

Mr. Chris Wraight
February 12, 1998
Page 2


      You represent to Spectrum that your execution and performance of this agreement does not and will not conflict or violate any agreement by which you are bound.

      Nothing contained herein shall be construed to make your employment other than terminable at will by you or Spectrum.

      If the foregoing accurately reflects our agreement, please so indicate in the space designated below.

                                    Sincerely,


                                    Donald J. Amoruso
                                    Chief Executive Officer
Accepted and Agreed:


/s/ Chris Wraight         2/12/98
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Chris Wraight             Date